Exhibit 99.1

Symyx Technologies Reports Third Quarter 2007 Results

Santa Clara, CA, October 24, 2007 – Symyx Technologies, Inc. (Nasdaq: SMMX) today announced financial results for its third quarter ended September 30, 2007, provided guidance for the fourth quarter and full year 2007, and provided a preliminary baseline revenue estimate for fiscal 2008.

Recent Highlights:

•	Revenue: $26.1 million.
•
Diluted earnings per share: $0.73, including (i) a $0.74 per share after-tax gain from Symyx’s sale of its Ilypsa equity interest, (ii) non-cash amortization of intangibles from previous acquisitions of $0.02 per share, and (iii) stock-based compensation expense of $0.03 per share, all net of taxes.

•
Cash, cash-equivalents and available-for-sale securities: $192.5 million at September 30, 2007, including approximately $41 million from the Ilypsa transaction; Q4 estimated tax payments (including on the gain from Ilypsa) will be approximately $15 million.

•
Acquired MDL Information Systems (MDL), a leading provider of R&D informatics offerings for the life sciences and chemicals industries, for $123 million in cash (subject to working capital and other adjustments).  Symyx expects near-term cash outflows for acquisition-related expenses, one-time charges and restructuring efforts to be approximately $13 million, and cash necessary to fund MDL working capital needs through the first quarter of 2008 to be approximately $20-$25 million.

•	Established $25 million revolving credit facility with Bank of America for working capital and other purposes.
•	Appointed Gerard Abraham president of Symyx Tools and Rex Jackson CFO.

After closing MDL on October 1, Symyx executed a broad restructuring plan to reduce overlap and streamline corporate operations. This plan, which the company expects to complete by the end of the fourth quarter of fiscal 2007, affects approximately 124 employees, and is expected to generate annual cost savings of approximately $20 million.

Third Quarter Commentary

Isy Goldwasser, Symyx chief executive officer, stated, “We see growing market opportunities for our integrated R&D solutions, and we are focusing our operations to capitalize on those opportunities.  In Q3, we completed our senior management team and accelerated investments in new sales and marketing initiatives to drive market penetration.

"We also executed on our strategy in important ways, acquiring MDL to enhance our core R&D productivity business. Symyx now offers industry-leading automation, data management and electronic lab notebook solutions, and chemical informatics.  Through MDL, we also added relationships with over 1,000 customers and approximately 50,000 users.  We have clarified our Tools and Software product roadmaps, and continue to leverage Symyx Labs in exploring new market opportunities and developing intellectual property assets in innovative technologies.”

Symyx Third Quarter Revenue by Business Unit

Third quarter 2007 revenue was $26.1 million.  Revenue for the third quarter of 2006 was $29.5 million, including $2.1 million from the sensor business the company spun out in November 2006. Revenue for the recently completed quarter consisted of (in thousands):

	Three Months Ended September 30,
	2007	2006

Research	$11,510	$12,393
Symyx Tools	7,515	8,140
Symyx Software	5,737	6,048
Materials and IP Licensing	1,291	861
Symyx Sensors	--	2,091
Total	$26,053	$29,533

Symyx Fourth Quarter and Full Year 2007

For the fourth quarter of 2007, Symyx forecasts revenue of $40-$46 million, including approximately $4 million from MDL.  This forecast excludes approximately $15 million in deferred revenue of MDL for the quarter which Symyx cannot recognize as revenue under U.S. GAAP.

For the quarter, the company forecasts a loss per share of ($0.37) - ($0.29), reflecting:

•	Lower revenues as a result of the $15 million (or approximately $0.27 per share) of MDL deferred revenue for the quarter which Symyx cannot recognize as revenue under U.S. GAAP,

•	MDL acquisition-related IPR&D write-off of approximately $0.10 per share,

•	One-time and restructuring charges of approximately $0.06 per share,

•	Amortization of intangible assets related to previous acquisitions of $0.02 per share, and related to the MDL acquisition of approximately $0.06 per share,

•	Stock-based compensation expense of approximately $0.03 per share, and

•	Lower interest income of approximately $0.02 per share due to the purchase of MDL.

For the full year 2007, the company forecasts revenue of approximately $116-122 million, including approximately $4 million from MDL, but excluding approximately $15 million in deferred revenue of MDL which Symyx cannot recognize as revenue under U.S. GAAP.

For the full year 2007, the company forecasts diluted earnings per share of approximately $0.30 - $0.38, reflecting:

•	Lower revenue as a result of the $15 million (or approximately $0.27 per share) of MDL deferred revenue which Symyx cannot recognize as revenue under U.S. GAAP,

•	MDL acquisition-related IPR&D write-off of approximately $0.10 per share,

•	One-time and restructuring charges of $0.06 per share,

•	Amortization of intangibles related to previous acquisitions of $0.07 per share, and related to the MDL acquisition of approximately $0.06 per share,

•	Stock-based compensation expense of approximately $0.13 per share, and

•	Lower interest income of approximately $0.02 per share due to the purchase of MDL.

2008 Revenue

Symyx’s baseline revenue estimate for fiscal 2008 is approximately $160 million, which excludes approximately $11 million in remaining MDL deferred revenue balance which Symyx cannot recognize as revenue in 2008 under U.S. GAAP. Additionally, Symyx’s baseline revenue estimate reflects an approximately $20 million decline in collaborations revenue attributable primarily to the planned decrease in ExxonMobil collaborations revenues in 2008, and to the expiration of certain smaller collaborations in 2007-2008.

Fiscal 2008 potential revenue upsides include:  (i) new license revenue from Symyx’s recent release of the Isentris 3.0 platform, (ii) planned new product releases by Symyx Software in early 2008, (iii) increased consulting revenues in the combined Symyx and MDL software businesses, (iv) revenues from services offerings recently launched by Symyx Research, (v) growth in Tools revenues, and (vi) revenue opportunities with potential strategic partners.  The company expects to update fiscal 2008 guidance at its post-fourth quarter earnings call.

Additional MDL Performance Data

Symyx is providing the following historical financial information for MDL. These numbers are preliminary and unaudited as the preparation of the carved-out financial statements in accordance with U.S. GAAP for the fiscal years 2004-2006 and for the nine months ended September 30, 2007 is still in process.

(in millions)	Year Ended 12/31/04	Year Ended 12/31/05	Year Ended 12/31/06	Nine Months Ended 9/30/07
Revenue	$85.5	$90.3	$81.9	$58.4
Operating Income (loss)	$(0.5)	$12.0	$7.3	$5.3

Conference Call

Isy Goldwasser, chief executive officer, and Rex Jackson, chief financial officer, will host a webcast today at 5:00 pm ET, 2:00 pm PT, to discuss Symyx’s recent business and financial results and outlook.  A question and answer session will follow immediately. A live audio webcast of the event and slide show presentation will accompany management’s discussion and will be available through the investors section of the Symyx website at www.symyx.com.  For audio only, the dial-in numbers are 877-795-3610 (U.S. and Canada) and 719-325-4788 (international).  Interested parties may access a replay which will be available for approximately two weeks on Symyx’s website or by dialing 888-203-1112 (U.S. and Canada) and 719-457-0820 (international), reservation 8437993.  The webcast and audio are open to all interested parties.

About Symyx

Symyx Technologies, Inc. is an R&D execution partner to the life sciences, chemicals, energy, consumer products, and electronics industries. Symyx provides electronic lab notebook and scientific decision-support software, automated lab systems (workflows) and research services to improve R&D productivity. In October 2007, Symyx acquired MDL Information Systems, Inc., a leading provider of innovative informatics software, databases and services that accelerate successful scientific R&D by improving the speed and quality of scientists’ decision making. Information about Symyx, including reports and other information filed by Symyx with the Securities and Exchange Commission, is available at www.symyx.com.

The statements contained in this release that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These include, without limitation, statements regarding Symyx’s financial forecasts for the fourth quarter and full fiscal year 2007 and comments regarding fiscal 2008 revenues and opportunities.  These forward-looking statements involve risks, uncertainties and assumptions, including: (1) the carve-out, U.S. GAAP financials for MDL are not yet final, nor have they been audited, so material changes may exist between the preliminary figures provided and the final, audited results, (2) failure to execute under existing contracts in order to recognize committed revenue as planned; (3) inaccurate assessment of demand for Symyx’s offerings or failure to close new contracts with customers as forecasted; (4) failure to transition customers to recently released Isentris platform products as quickly as estimated, (5) risks inherent in organization and leadership changes; (6) risks inherent in significant restructurings and subsequent integration efforts; (7) we have substantially reduced, and will further reduce our existing cash balances as a result of the MDL acquisition, (8) we may not discover new materials at the pace and of the quality we expect; (9) our dependence on our licensees to commercialize royalty-bearing products successfully and the difficulty of accurately forecasting our royalty receipts; (10) uncertainties associated with patent protection, licensing activities and litigation; (11) the impact of acquisitions, mergers or other changes in our business strategy; (12) general economic conditions, in particular downturns in the chemical, energy, life science or consumer products industries; (13) risks associated with export sales and operations; and (14) and other risks we describe in our filings with the Securities and Exchange Commission (including but not limited to Symyx’s quarterly report on Form 10-Q for the quarter ended June 30, 2007). If any of these risks or uncertainties materialize or any of the assumptions prove incorrect, Symyx’s results could differ materially and adversely from Symyx’s expectations in these statements.  Symyx assumes no obligation, and does not intend, to update these forward-looking statements except as the law may require.

# # #

For more information:

Rex S. Jackson
Executive Vice President and CFO
Symyx Technologies, Inc.
(408) 773-4000
ir@symyx.com

or

Teresa J. Thuruthiyil
Vice President, Investor and Public Relations
Symyx Technologies, Inc.
(408) 773-4075
ir@symyx.com

(Tables follow)

SYMYX TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenue:
Service revenue	$13,602	$13,689	$40,629	$42,091
Product sales	6,217	6,947	16,699	17,343
License fees and royalties	6,234	8,897	19,249	25,589
Total revenue	26,053	29,533	76,577	85,023

Operating expenses:
Cost of products sold	2,715	2,141	7,628	6,691
Research and development	15,862	15,687	49,067	47,191
Sales, general and administrative	9,649	8,511	29,014	25,164
Acquired in-process research and development	-	1,392	-	1,392
Amortization of intangible assets arising from business combinations	963	1,151	2,881	3,225
Total operating expenses	29,189	28,882	88,590	83,663

Income (loss) from operations	(3,136)	651	(12,013)	1,360
Gain from sale of equity interest in Ilypsa, Inc.	40,826	-	40,826	-
Interest and other income, net	1,812	1,875	5,306	5,635

Income before income tax provision and equity in loss	39,502	2,526	34,119	6,995

Income tax expense	(14,833)	(1,481)	(11,678)	(3,521)
Equity in loss from investment in Visyx Technologies Inc.	(114)	-	(328)	-

Net income	$24,555	$1,045	$22,113	$3,474

Basic net income per share (1)	$0.74	$0.03	$0.67	$0.10

Shares used in computing basic net income per share	33,359	32,832	33,142	33,300

Diluted net income per share (1)	$0.73	$0.03	$0.66	$0.10

Shares used in computing diluted net income per share	33,415	33,704	33,521	34,361

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	September 30, 2007	December 31, 2006
	(unaudited)	(Note 2)

Cash, cash equivalents and available-for-sale securities	$192,533	$149,995

Working capital	174,245	146,180

Property, plant and equipment, net	29,687	31,222

Long-term investment	13,500	13,714

Goodwill and other intangible assets, net	28,707	31,657

Total assets	293,770	260,006

Current liabilities	39,454	30,839

Noncurrent foreign deferred tax liabilities	829	791

Stockholders' equity	253,487	228,376

Note 1: Earnings per share, or EPS, for each quarter is computed using the weighted-average number of shares during that quarter, while EPS for the year-to-date period is computed using the weighted-average number of shares outstanding during the period. Thus, the sum of the EPS for each of the quarters may not equal to the EPS for the year-to-date period.

Note 2: The selected consolidated balance sheet information at December 31, 2006 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.